As filed with the Securities and Exchange Commission on December 29, 2025
 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ATAI LIFE SCIENCES LUXEMBOURG S.A.*
(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Prof. J.H. Bavincklaan 7
1183 AT Amstelveen
The Netherlands
+31 20 793 2536
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ryan Barrett
Chief Legal and Business Officer
Atai Beckley N.V.
Prof. J.H. Bavincklaan 7
1183 AT Amstelveen
The Netherlands
+31 20 793 2536
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Nathan Ajiashvili, Esq. Brian Umanoff, Esq. Kaj Nielsen, Esq. Latham & Watkins LLP 1271 Avenue of the Americas New York, NY 10020 (212) 906-1200

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-290446

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

*
Following the effectiveness of this registration statement and subject to the adoption of certain resolutions by the shareholders of Atai Beckley N.V. (f/k/a atai Life Sciences N.V.) and satisfaction of other conditions, atai Life Sciences Luxembourg S.A., a Luxembourg public limited liability company (société anonyme) (“atai LuxCo”), intends to convert into a corporation incorporated under the laws of the State of Delaware (the “Delaware Conversion”), after which atai LuxCo will continue as an entity under the name “AtaiBeckley Inc.” (“Atai Delaware”), and existing shareholders of atai LuxCo would hold shares in Atai Delaware rather than in a Luxembourg company.

As used in this registration statement, unless the context requires otherwise, the term “registrant” or “Registrant” refers to (i) atai LuxCo prior to the Delaware Conversion and (ii) Atai Delaware immediately following the Delaware Conversion.

EXPLANATORY NOTE

This Registration Statement on Form S-4 is being filed with respect to the registration of the issuance of an additional 11,053,196 shares of common stock, par value $0.01 per share (“Common Stock”), of AtaiBeckley Inc., a Delaware corporation to certain stockholders of Atai Delaware immediately following the completion of a redomiciliation transaction consisting of (i) the merger of Atai Beckley N.V. (f/k/a atai Life Sciences N.V.) with and into the Registrant and (ii) the conversion of the Registrant into a Delaware corporation, pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction K to Form S-4.

This Registration Statement relates to the Registrant’s Registration Statement on Form S-4 (File No. 333-290446) (the “Prior Registration Statement”), initially filed by the Registrant on September 22, 2025 and declared effective by the Securities and Exchange Commission (the “Commission”) on September 24, 2025. The required opinions of counsel and related consents and accountant’s consent are attached hereto and filed herewith. Pursuant to Rule 462(b), the contents of the Prior Registration Statement, including the exhibits thereto, are incorporated by reference into this Registration Statement.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

(a)
Exhibits. All exhibits filed with or incorporated by reference in the Prior Registration Statement on Form S-4 (File No. 333-290446) are incorporated by reference into, and shall be deemed a part of, this Registration Statement, and the following additional exhibits are filed herewith, as part of this Registration Statement:

Exhibit Number	Description
5.1	Opinion of Latham & Watkins LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Latham & Watkins LLP (contained in its opinion filed as Exhibit 5.1 hereto)
99.1	Consent of Guggenheim Securities, LLC
107	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Encinitas, State of California on the 29th day of December, 2025.

Atai Life Sciences Luxembourg S.A.

By:	/s/ Srinivas Rao
	Name:	Srinivas Rao
	Title:	Authorized Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Srinivas Rao	Principal Executive Officer, Class A Director	December 29, 2025
Srinivas Rao

*	Principal Financial Officer and Principal Accounting Officer, Class A Director	December 29, 2025
Anne Johnson

*	Class B Director	December 29, 2025
Ana Francisca Sguerra Ribeiro

*	Class B Director	December 29, 2025
Maurice Joseph Joaquim Pereira-Salgueiro

* By:	/s/ Ryan Barrett
Ryan Barrett
Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed on behalf of the registrant by the undersigned, solely in his capacity as the duly authorized representative of the registrant in the United States, on the 29th day of December, 2025.

ATAI LIFE SCIENCES US, INC.

By:	/s/ Srinivas Rao
Srinivas Rao
Chief Executive Officer